Exhibit 99.1

CONSOL Energy’s Largest Shareholder Sells Additional Shares

PITTSBURGH (October 2, 2003)—CONSOL Energy Inc.’s (NYSE:CNX) largest shareholder, RWE of Essen, Germany, has agreed to sell approximately 27.3 million shares of its approximately 43.9 million shares of CONSOL Energy common stock in a private placement sale. Following the sale, RWE will hold approximately 16.6 million shares of CONSOL Energy common stock, or approximately 18.5% of the approximately 89.8 million shares of common stock outstanding.

On September 23 and 24, 2003, RWE closed on a previously announced sale of 14.1 million shares of CONSOL Energy common stock, reducing its initial majority interest from approximately 73.6% to approximately 48.9%. On the same dates, CONSOL Energy closed on a previously announced sale of 11.0 million primary shares of its common stock, increasing the total shares of common stock outstanding to approximately 89.8 million.

The shares of common stock offered have not been registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2003 and 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.

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